EXHIBIT 99.1

PRESS RELEASE

Parallel Petroleum Corporation
1004 N. Big Spring, Suite 400	Contact:	Cindy Thomason
Midland, TX 79701 (432) 684-3727		Manager of Investor Relations
http://www.plll.com		cindyt@plll.com

Parallel Petroleum Announces
Pricing of Common Stock Offering

MIDLAND, TX, February 3, 2005 — Parallel Petroleum Corporation (NASDAQ: PLLL) today announced the pricing on February 3, 2005 of its common stock offering of 5,000,000 shares at a public offering price of $5.27 per share. Parallel has granted the underwriter an option to purchase up to an additional 750,000 shares to cover over-allotments, if any. The common shares will be issued under Parallel’s universal shelf registration statement. Closing of the offering is expected to occur on February 9, 2005, subject to customary closing conditions.

Jefferies & Company, Inc. is acting as the sole manager for the offering. A prospectus supplement related to the public offering will be filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement relating to the offering may be obtained from the offices of Jefferies & Company, Inc. at 520 Madison Avenue, 12th Floor, New York, New York 10022, Attn: Prospectus Department.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any state.

Parallel Petroleum Corporation is headquartered in Midland, Texas and is an independent energy company primarily engaged in the acquisition, development, exploration and production of oil and gas using enhanced oil recovery techniques and 3-D seismic technology. Additional information on Parallel Petroleum Corporation is available at www.plll.com.

This release contains forward-looking statements subject to various risks and uncertainties that could cause the company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “subject to,” “anticipate,” “estimate,” “continue,” “present value,” “future,” “reserves,” “appears,” “prospective,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to the results of exploratory drilling activity, the company’s growth strategy, changes in oil and natural gas prices, operating risks, availability of drilling equipment, outstanding indebtedness, changes in interest rates, dependence on weather conditions, seasonality, expansion and other activities of competitors, changes in federal or state environmental laws and the administration of such laws, and the general condition of the economy and its effect on the securities market. While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

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